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                                                                  Exhibit (h)(5)

                                                                  March 31, 2006

State Street Bank and Trust Company
One Lincoln Street
Boston, Massachusetts 02111
Attention: Scott E. Johnson, Vice President, AFB4
           Thresa B. Dewar, Vice President, LCC4

Ladies and Gentlemen:

     Reference is made to that certain Master Services Agreement by and among the Agent and each Fund dated as of March 15, 2004 (as amended, restated, modified or supplemented from time to time, the "AGREEMENT"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

     Reference is further made to those certain letter agreements by and among the Agent and each Fund party thereto (by virtue of its status as a party to the Agreement) dated as of March 15, 2004 (the "FIRST SIDE LETTER") and October 31, 2004 (the "SECOND SIDE LETTER") (each of the First Side Letter and Second Side Letter as amended, restated, modified or supplemented from time to time, collectively, the "PRIOR SIDE LETTERS").

     Reference is finally made to those Funds and their respective Portfolio(s) set forth on Exhibit A attached hereto (collectively, the "ADDITIONAL FUNDS," which shall be included in the term "FUNDS" as used herein).

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Fund hereby requests the Agent's consent to the terms and provisions of this letter agreement (the "THIRD SIDE LETTER").

     1. Application to All Funds. For the avoidance of doubt, each Fund does hereby acknowledge and confirm to the Agent that the Prior Side Letters do, and this Third Side Letter shall, each apply for their respective periods of coverage on a cumulative and aggregate basis to all of the Funds.

     2. Cap on Potential Liability of Agent. In the event that each of the Additional Funds has retained the Agent to perform services under the Agreement on or before the date hereof (via their due execution of additional fund letter(s) in the manner set forth in Section 8.5 of the Agreement), then commencing on April 3, 2006, the Agent's cumulative liability with respect to those services provided by the Agent to the Funds pursuant to Section 1.2 and
Section 1.3 of the Agreement, for each calendar year with respect to the Funds, regardless of the form of action or legal theory, shall be limited to actual or direct damage up to Three Million Five Hundred Thousand Dollars ($3,500,000.00). It being specifically understood by each Fund that in the event that all of the Additional Funds have not retained the Agent as set forth above, the Agent's potential liability shall remain as capped by the Second Side Letter.

     3. Continuing Coverage of Prior Side Letters. In any event, the terms and provisions of the Prior Side Letters, including the cumulative cap on Agent's liability imposed thereby shall

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State Street Bank and Trust Company
March 31, 2006
Page 2


continue to govern all events or circumstances, if any, which have or may arise or occur and give rise to the Agent's liability: (i) with respect to the First Side Letter, from the period from March 15, 2004 until October 31, 2004; and
(ii) with respect to the Second Side Letter, from the period from October 31, 2004 until April 3, 2006, even if any such event or occurrence becomes known after the date hereof and/or continues to give rise to Agent liability beyond the date hereof.

     4. Confidentiality. Each Fund agrees that it shall keep the provisions of the Prior Side Letters and this Third Side Letter confidential and shall not disclose the same to any other person or entity other than a regulator of any Fund (as such regulator may require), and except at the request, or with the prior written consent, of the Agent.

     5. Captions. The captions herein have been inserted solely for convenience or reference and in no way define, limit or describe the scope or substance of any provision of the Prior Side Letters or this Third Side Letter.

     If the foregoing is acceptable to you, kindly indicate your consent by executing the enclosed duplicate original copy of this Third Side Letter. This instrument is executed under seal as of the date and year first above-written and shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.

                                        Sincerely,

                                        EACH REGISTERED MANAGEMENT INVESTMENT
                                        COMPANY PARTY TO THE AGREEMENT


                                        By: /s/ Nimish Bhatt
                                            ------------------------------------
                                            Nimish Bhatt, Treasurer, Duly
                                            Authorized


ACCEPTED AND AGREED:

STATE STREET BANK AND TRUST COMPANY


By: /s/ Gary L. French
    --------------------------------
    Gary L. French, Senior Vice
    President

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State Street Bank and Trust Company
March 31, 2006
Page 3


                                    EXHIBIT A

                            CALAMOS INVESTMENT TRUST
                               Calamos Growth Fund
                             Calamos Blue Chip Fund
                               Calamos Value Fund
                         Calamos Growth and Income Fund
                      Calamos Global Growth and Income Fund
                             Calamos High Yield Fund
                            Calamos Convertible Fund
                       Calamos Market Neutral Income Fund
                        Calamos International Growth Fund
                            Calamos Multi-Fund Equity

                             CALAMOS ADVISORS TRUST
                       Calamos Growth and Income Portfolio